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CONTACTS:
Elkan R. Gamzu                                   Theresa McNeely
President and CEO                                Manager
Cambridge NeuroScience, Inc.                     Feinstein Kean Partners Inc.
(617) 225-0600 ext. 116                          (617) 577-8110


FOR IMMEDIATE RELEASE
---------------------

                     CAMBRIDGE NEUROSCIENCE WILL NOT RESTART
                             ACCRUAL IN STROKE TRIAL

                     -- COMPANY CONTINUES TO ANALYZE DATA --

CAMBRIDGE, MASSACHUSETTS, DECEMBER 16, 1997 -- Cambridge NeuroScience, Inc. (Nasdaq: CNSI) and its partner Boehringer Ingelheim today announced that they will not resume accrual of new patients into their Phase III trial of CERESTAT(R) in stroke patients. The decision follows a second interim analysis of the data on 628 patients who had been enrolled prior to the temporary suspension of accrual in June 1997. The preliminary analysis of the data indicated that continuation of the trial is not justified. The plan is now to further evaluate the data before making any decisions about the future development of CERESTAT.

"While we are disappointed by the termination of this stroke trial, we are committed to fully assessing the effects of CERESTAT from both the stroke trial and the traumatic brain injury trial. We are still collecting data in the latter trial and will conduct the analysis as soon as the database is finalized," said Elkan R. Gamzu, Ph.D., President and Chief Executive Officer of Cambridge NeuroScience, Inc. "We continue to be pleased with the progress of our other programs and corporate partnering effort. The second clinical trial of CNS-5161, our compound targeted against neuropathic pain, is near completion and we hope to have data soon. In addition, we are seeing progress in all of our Growth Factor programs."

Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

                                    - more -


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Boehringer Ingelheim, with headquarters in Ingelheim, Germany, is an international R&D-oriented pharmaceutical company with total worldwide sales of more than 7.0 billion Deutschemarks ($4.4 billion U.S.). Boehringer Ingelheim spent 1.1 billion Deutschemarks ($750 million U.S.) last year on R&D, focusing on innovative products for the treatment of acute chronic conditions associated with respiratory, cardiovascular, CNS and gastrointestinal disorders. The headquarters for the U.S. operations, Boehringer Ingelheim Pharmaceuticals, Inc., is located in Ridgefield, Connecticut.


This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the Company's development program from Boehringer Ingelheim under the Boehringer Ingelheim collaborative agreement, the rate of enrollment of patients in the Company's current and future clinical trials, the results of clinical trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.